Exhibit 99.1

Golden Minerals Announces New Chief Financial Officer

GOLDEN, CO - /BUSINESS WIRE/ - November 23, 2021 – Golden Minerals Company (“Golden Minerals”, “Golden” or the “Company”) (NYSE American: AUMN and TSX: AUMN) is pleased to announce Julie Weedman has been named incoming Chief Financial Officer of the Company, succeeding Robert Vogels following his retirement (previously announced in August 2021). Ms. Weedman is expected to join Golden on January 16, 2022 as Vice President Finance and will become Vice President and Chief Financial Officer following Mr. Vogels’ retirement, which is expected to occur around the end of February 2022.

Ms. Weedman joins Golden Minerals with more than 30 years of financial and accounting experience, serving most recently as Vice President Finance for Aerospace Contacts LLC in Gilbert, Arizona. Over the course of her career, Ms. Weedman has held varied corporate controller, site controller and group controller roles with companies including Cupric Canyon Capital LLC, Mercator Minerals Ltd. and Ducommun Inc. Weedman began her career with Big 4 (top accounting firm) experience at Deloitte and Touche, followed by ten years of mining experience with Phelps Dodge.

Warren Rehn, Golden’s President and Chief Executive Officer, commented, “On behalf of Golden Minerals and its board of directors, I am pleased to welcome Julie to our team. Julie brings with her a wealth of mining industry as well as accounting and finance experience, and I believe her proven talents will be instrumental as our company continues to grow in 2022 and beyond. Additionally, I want to thank Bob for his many years of excellent service and convey our best wishes to him in his upcoming retirement.”

About Golden Minerals

Golden Minerals is a growing gold and silver producer based in Golden, Colorado. The Company is primarily focused on producing gold and silver from its Rodeo Mine and advancing its Velardeña Properties in Mexico and, through partner funded exploration, its El Quevar silver property in Argentina, as well as acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060